Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 filed under the Securities Act of 1933, as amended, of our report dated March 27, 2025, relating to the consolidated financial statements of Sharps Technology Inc. appearing in the Annual Report on Form 10-K as of and for the year ended December 31, 2024.

/s/ PKF O’Connor Davies, LLP

August 22, 2025

New York, New York

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